UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): February 16, 2005

                               CELGENE CORPORATION
             (Exact name of registrant as specified in its charter)

          Delaware                    0-16132                    22-2711928
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      (State or other              (Commission                 (IRS Employer
jurisdiction of incorporation)     File Number)              Identification No.)

   86 Morris Avenue, Summit, New Jersey                         07901
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 (Address of principal executive offices)                    (Zip Code)

       Registrant's telephone number, including area code: (908) 673-9000



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         (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))




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ITEM 1.01    ENTRY INTO A DEFINITIVE MATERIAL AGREEMENT

The American Jobs Creation Act of 2004 (the "Act"), which added new Section 409A to the Internal Revenue Code of 1986, as amended (the "Code"), changes the income tax treatment and impacts the design and administration of certain plans that provide for the deferral of compensation. As a result, on February 16, 2005, the Board of Directors adopted the Celgene Corporation 2005 Deferred Compensation Plan (the "2005 Plan"), effective as of January 1, 2005, which will operate as the Company's ongoing deferred compensation plan and which will be governed by Section 409A. The Board of Directors also froze the existing deferred compensation plan, effective as of December 31, 2004, so that no additional contributions or deferrals can be made to that plan. Accrued benefits under the frozen plan will continue to be governed by the terms of the frozen plan under the tax laws in effect prior to the enactment of Section 409A. The following is a brief summary of the material terms of the 2005 Plan.

The 2005 Plan is a non-qualified deferred compensation plan maintained for a select group of management or highly compensated employees. Under the 2005 Plan, participants may elect to defer all or a portion of their salary and cash bonuses. The participants' continued ability to defer stock option gains and restricted stock awards is subject to the requirements of Section 409A and the Company will comply in good faith with the requirements of Section 409A. Amounts deferred are credited to the participants' bookkeeping accounts. The Company will credit accounts with earnings on deferred amounts realized from the hypothetical investments selected by the participant in accordance with the plan and, at the sole discretion of the Management Compensation and Development Committee, may make a discretionary matching contribution on salary deferrals.

Distributions will automatically be paid to participants in five equal annual installments commencing on the first anniversary of the participant's termination of employment for any reason, including, without limitation, death, retirement, disability or dismissal. Prior to the commencement of distributions, participants can elect to change the installment period to 10 or 15 years if:
(i) such election does not take effect until at least 12 months after the date on which the election is made; (ii) the first payment with respect to which such election is made is deferred for a period of at least five years from the date such payment would otherwise have been made (except in the case of a distribution upon an "unforeseeable emergency" or a participant's death or disability); and (iii) such election is made at least 12 months prior to the payment date.

If a participant's account balance is not more than $10,000, the entire account will be distributed within 2 1/2 months after the participant's separation from service, or, if later, by the December 31st of the calendar year in which the separation of service occurs. In addition, the 2005 Plan provides that if a "change in control" occurs or if a participant dies prior to the date distributions from the plan commence, a participant's account will be distributed in a lump sum payment to the extent no adverse tax consequences are triggered under Section 409A; otherwise, distributions will be made in accordance with the normal installment distribution provisions under the plan. Participants may also request a distribution of all or a portion of their account on account of hardship resulting from an unforeseeable emergency, but in no event more than the amount necessary to alleviate the hardship (including taxes triggered by the distribution).

The 2005 Plan is "unfunded" for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended and any benefits payable to participants are paid by the Company out of its general assets. Accordingly, benefits are subject to the risk of the Company's creditors and may be forfeited in the event of the insolvency or bankruptcy of the Company.


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                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                CELGENE CORPORATION



Date:  February 22, 2005                        By: /s/ Robert J. Hugin
                                                --------------------------------
                                                Name:  Robert J. Hugin
                                                Title: Senior Vice President and
                                                Chief Financial Officer